News Announcement

DIGITAL CINEMA DESTINATIONS CORP. (DIGIPLEX) SIGNS ASSET PURCHASE AGREEMENTS TO ACQUIRE SEVEN WEST COAST-BASED THEATERS
WITH 74 SCREENS FROM ULTRASTAR CINEMAS

WESTFIELD, New Jersey and VISTA, California (December 12, 2012) - Digital Cinema Destinations Corp. (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today announced that, together with its new joint venture partner, Start Media, LLC, it arranged the signing of Asset Purchase Agreements (APAs) for the proposed acquisition of seven movie theaters with an aggregate of 74 fully digital screens from UltraStar Cinemas.  Six of the theaters are located in the Southern California/San Diego market and the seventh is based near Phoenix, AZ.  The acquisitions are targeted to be consummated by the new joint venture (JV), Start Media/Digiplex, LLC, on December 14, 2012, subject to customary closing conditions.  If the acquisitions are completed, Digiplex’s circuit would expand from 9 to16 locations with 159 screens located in CA, PA, CT, NJ and AZ.

The aggregate purchase price for the theaters is anticipated to be approximately $13 million, subject to closing adjustments, consisting of $8 million in cash plus approximately 910,000 shares of the Company’s Class A common stock, valued at $5.50 per share.  The shares will be restricted, subject to lock-up agreements and to Rule 144.  The purchase price represents a multiple of approximately 5X the annual theater level cash flow of the theaters.  Start Media’s initial $10 million capital contribution to the JV will provide the cash portion of the purchase price, the costs of post-closing capital improvements to the theaters and transaction costs.

Digiplex’s initial capital contribution would be in the form of shares needed to fund the stock portion of the purchase price.  Digiplex will be the exclusive manager of each of the theaters under long-term management contracts, will receive management fees estimated to exceed $1 million per year, and will have an initial membership interest in the JV of approximately 35%.  As a member of the JV, Digiplex will also be entitled to participate in distributions of future cash flow available from the JV after the payment of management fees to Digiplex and a 6% preferred return to Start Media, which has agreed to commit up to $20 million (an additional $10 million above their initial contribution) to fund the JV’s operations and future acquisition program.  Digiplex will also have the right, at its option, to increase its membership interest in the JV to 50%.

Alan Grossberg, CEO of UltraStar, stated, “We are very pleased about reaching this mutually beneficial acquisition agreement with Digiplex.  They are very well-respected pioneers of digital cinema and have developed an intriguing and ambitious growth strategy.  As stakeholders, we look forward to sharing in the rewards of their future success.”

Digiplex Chairman and CEO Bud Mayo stated, “The accretive purchase of UltraStar’s seven West Coast-based theaters is a logical next step for Digiplex as we continue to successfully execute our strategy of opportunistically expanding the Company’s footprint across the U.S. in leading DMAs.  This marks our third acquisition of the year and significantly expands and diversifies Digiplex’s revenue and operating base while delivering incremental value to all stakeholders.”

"Bud and the Digiplex team represent both a best-in-class operator and a champion of forward-thinking models and practices, and we view this partnership as a tremendous opportunity," said Michael Maher, CEO of Start Media.  "Having explored several ways to enter the exhibition business, we believe there is considerable opportunity for growth and innovation as the industry rapidly evolves on a digital platform.  We believe we have found in Digiplex the ideal partner to address the future challenges facing the industry and we look forward to helping them continue to build a national footprint."

“Upon completion of the transaction we plan to quickly integrate these additional screens onto the growing Digiplex platform, anticipating further benefit from our organization’s digital management experience, as well as the Company’s alternative programming and social media outreach expertise.  We are also very pleased about forging this new joint venture with Start Media and hope it will be a long and very productive partnership,” concluded Mr. Mayo.

The theaters and locations to be acquired by Digiplex are:

City	Theater/Screens	Address
Apple Valley, CA	Apple Valley 14	22311 Bear Valley Road
Bonsall, CA	River Village 6	5256 South Mission Road
Oceanside, CA	Mission Marketplace 13	431 College Boulevard
Poway, CA	Poway Cinema 10	13475 Poway Road
San Diego, CA	Mission Valley 7	7450 Hazard Center Drive
Temecula, CA	Temecula 10	27531 Ynez Road
Surprise, AZ	Surprise 14	13649 North Litchfield Road

About Digital Cinema Destinations Corporation (www.digiplexdest.com)
Digital Cinema Destinations Corp. is dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company’s customers enjoy live sports events, concerts, conferences, operas, videogames, auctions, fashion shows and, on an ongoing basis, the very best major motion pictures. Digiplex operates nine cinemas and 85 screens in PA, NJ and CT. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.  Digiplex is also participating in DigiNext, a unique, specialty content joint venture (with Nehst Studios) featuring curated content from festivals around the world.  DigiNext releases typically include innovative live Q&A sessions between the audience and cast members.

About Start Media, LLC
Start Media, LLC is a newly formed, privately held media company with interests in exhibition, feature film production and financing, content discovery technology and publishing.  The Company is acquiring and building content-driven companies designed to capitalize on dislocations created by an evolving media ecosystem. Through its operating subsidiary Wayfare Entertainment, Start Media is active in the production of studio quality independent films. Start Media has recently entered the book publishing industry with its operating subsidiary Start Publishing. Start Media is also a founding investor in the rapidly growing content discovery platform GoWatchit.com.

Disclosure Regarding Forward-Looking Statements
This press release and other written or oral statements made by or on behalf of Digital Cinemas Destination Corp. may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Risk factors are disclosed in our Form S-1 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contacts:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	JCIR – Investor Relations
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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